Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated effective as of January 1, 2019 (the “Effective Date”), is by and between Mill City Ventures III, Ltd., a Minnesota corporation (the “Company”), and Joseph A. Geraci, II, a resident of State of Minnesota (“Geraci”).

It is hereby agreed as follows:

1.          Engagement and Acceptance. The Company hereby engages Geraci to serve as the Company’s Chief Executive Officer and perform those services described in Section 2, in accordance with the terms and conditions hereof, for a term commencing as of the Effective Date and continuing thereafter until the three-year anniversary of such date (the “Term”). Geraci hereby accepts this engagement and agrees to serve as the Chief Executive Officer of the Company upon the terms and conditions specified herein.

2.          Duties. During the Term, Geraci will serve in the capacity of the Chief Executive Officer of the Company, and the co-manager of the investment portfolio of the Company. In all matters, Geraci will report solely and directly to the Board of Directors of the Company (the “Board”). Subject to the oversight of the Board, Geraci will be responsible for management of the Company’s operations and business affairs, including but not limited to (a) implementing the Company’s investment objectives and strategies, and (b) retaining staff and procuring services as appropriate and reasonably necessary to carry out the business of the Company. Geraci will have such authority and responsibilities as are customary for a chief executive officer, subject at all times, however, to the supervision and oversight of the Board, the corporate bylaws of the Company and the provisions of the Minnesota Business Corporations Act.

3.           Compensation.

(a)          For his services hereunder, following the completion of any fiscal year in which any portion of the Term is in effect, the Company will pay Geraci as follows, subject in all events, however, to paragraph (b) below and any other limitations set forth under the Investment Company Act of 1940 Act (the “1940 Act”):

(i)          a base salary equal to $100,000 per annum, payable in accordance with normal payroll practices adopted by the Company, which may be increased (but not decreased) on an annual basis at the discretion of the Compensation Committee of the Board;

(ii)         an annual bonus, the payment (if any) and amount of which shall be determined in the discretion of the Compensation Committee of the Board in connection with or after the conclusion of each fiscal year, and which may be subject to certain performance criteria of Geraci, the Company, the trading price of the Company’s common stock, the net asset value of the Company, or any other criteria established by the Compensation Committee; and

(iii)        subject to Geraci’s execution and delivery of this Agreement, the Company will pay Geraci a bonus in the amount of $10,000.

(b)          During the Term, Geraci shall be entitled to receive reimbursement for all reasonable and appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

(c)          In the event of a termination of Geraci’s services during the Term, the Company’s obligation to continue to pay compensation as set forth in this Section 3 shall immediately thereupon terminate except as otherwise provided in Section 4.

4.            Termination.

(a)          The Company may terminate this Agreement without Cause upon no less than 30 days prior written notice to Geraci, and Geraci may terminate this Agreement for Good Reason upon no less than 30 days prior written notice to the Company (subject, however, to the right of the Company to cure the conditions constituting Good Reason during such 30-day period). If this Agreement is terminated by the Company without Cause, is terminated by Geraci for Good Reason, or if this Agreement terminates due to Geraci’s death or disability (as disability may be reasonably determined by the Company), then Geraci shall be entitled to: (i) compensation, through the date of any such termination, determined in accordance with Section 3(a); and (ii) reimbursement, pursuant to Section 3(c), of business expenses incurred by him through the effective time of such termination.

(b)          If this Agreement is terminated by the Company for Cause (or terminated by Geraci under circumstances constituting Cause), then the Company’s only obligation to Geraci shall be: (i) compensation, through the date of such termination, determined in accordance with Section 3(a); and (ii) reimbursement, pursuant to Section 3(c), of expenses incurred by him through the effective time of such termination; provided, however, that the Company may offset against, any such payments and reimbursements, the amount of any damages sustained by the Company as a result of the conduct constituting Cause.

(c)          For the purposes of this Agreement, “Cause” means any of: (i) Geraci’s commission of a felony that affects the Company materially or is related, directly or indirectly, to the performance of any of Geraci’s duties or obligations hereunder; (ii) acts of dishonesty by Geraci resulting or intending to result in personal gain or enrichment at the expense of the Company; (iii) conduct by Geraci in connection with his duties hereunder that is fraudulent or grossly negligent; or (iv) conduct constituting a material violation of securities laws or related regulations.

(d)          For the purposes of this Agreement, “Good Reason” means, without Geraci’s consent, any of: (i) a material and adverse reduction in Geraci’s responsibilities, position or duties; or (ii) any requirement that Geraci relocate himself or his family; or (iii) the Company’s material breach of the Agreement. The Company will have 30 days, after receipt of written notice from Geraci specifying the deficiency, to cure the deficiency or deficiencies constituting Good Reason.

5.          Confidentiality.

(a)          During the course of Geraci’s services under this Agreement and in connection with carrying out his duties hereunder, Geraci will have access to certain material non-public information relating to the Company and not readily available from sources outside the Company. The confidential and proprietary information of the Company are among its most valuable assets, including but not limited to information about transactions, contracts, intellectual property, finances, personnel, investment and competitive strategies, sales, financial, marketing, and financial and non-financial information relating to the portfolio investments of the Company. The Company invested, and continues to invest, considerable amounts of time and money in its processes, technology, know-how, obtaining and developing the goodwill of its customers, shareholders, vendors, its other external relationships, its data systems and databases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. Geraci acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company. Accordingly, Geraci shall hold, in a fiduciary capacity for the benefit of the Company, all Confidential Information which shall have been obtained by Geraci in connection with his services under this Agreement which shall not be or become public knowledge, except for any information that is public information (other than information that becomes public information as a result of acts by Geraci or representatives of Geraci in violation of this Agreement). Confidential Information shall not include specific items that have become publicly available other than through Geraci’s unauthorized disclosure. Except as required by law or an order of a court or governmental agency with jurisdiction, Geraci shall not, during the Term or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Geraci use it in any way, except in the course of his services under this Agreement or to enforce any rights or defend any claims hereunder or under any other agreement to which Geraci is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. Geraci shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Geraci understands and agrees that Geraci shall acquire no rights to any such Confidential Information.

(b)         All files, records, documents, data, evaluation mechanisms and analytics and similar items relating thereto or to the business of the Company, as well as all investor lists, potential portfolio company lists, compilations of research, and marketing techniques of the Company, whether prepared by Geraci or otherwise coming into Geraci’s possession in connection with his services under this Agreement, shall be presumed to be Confidential Information under this Agreement and shall remain the exclusive property of the Company. Geraci shall not remove any such items from the premises of the Company, except in furtherance of Geraci’s duties under this Agreement.

(c)         As requested by the Company, from time to time and upon the termination of his services under this Agreement, Geraci will promptly (i) deliver to the Company or (ii) destroy, all copies and embodiments, in whatever form, of all Confidential Information in Geraci’s possession or within his control (including but not limited to memoranda, records, notes, plans, manuals, notebooks, documentation, flow charts, disks, drives, tapes and all other materials containing or embodying any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Geraci will promptly provide the Company with written confirmation that all such materials have been delivered to the Company or destroyed as provided herein.

6.          Non-Solicitation. During the Term and for a period of 12 months following the termination of the Term (for any reason), Geraci shall not directly or indirectly solicit or attempt to solicit, any employee of the Company (or any person who was an employee of the Company during the 12-month period immediately prior to the date on which this Agreement was terminated) to terminate such employee’s employment relationship with the Company in order, in either case, to enter into a similar relationship with Geraci, or any other person or any entity in competition with the business of the Company.

7.          Other Covenants. The Company realizes that Geraci has a variety of business interests and relationships with respect to such business investments that are ongoing. The Company understands that Geraci is not prepared to terminate these interests, relationships or activities in order to enter into this Agreement. After due consideration of these factors, the Company has determined that the benefits to the Company from Geraci’s services under this Agreement outweigh any detriment to the Company from the pursuit by Geraci of such other interests, relationships or activities while serving under this Agreement. Accordingly, the parties have reached the agreements contained in this Section 7:

(a)          During the Term, Geraci shall not be required to devote his full business time and attention to his duties under this Agreement, but shall devote such time as he reasonably believes, using his best judgment, is necessary to fulfill his obligations under this Agreement. In this regard, the Company has determined to rely on Geraci’s professionalism and his determination with such matters and any such determination shall not subject Geraci to any liability under this Agreement, although the Company retains the right to terminate this Agreement as provided herein.

(b)          The Company realizes that in the course of his activities during the Term, Geraci may identify, develop or become aware of investment opportunities that are suitable for the Company (“Opportunities”). Opportunities may also be suitable investments for Geraci or other entities in which Geraci has an interest or others with whom Geraci has a relationship (collectively, “Other Parties”). Geraci agrees that any Opportunities that come to him from a director, officer or employee of the Company or which are submitted to him during the Term in his capacity as a officer or director of the Company or which are primarily investments in the types of securities in which the Company might invest (subject in all cases, however, to the Company’s investment policies) shall be Opportunities of the Company (“Company Opportunities”), and Geraci will not pursue any such Company Opportunity with any Other Parties unless: (i) Geraci shall have determined that such Company Opportunity is not suitable for the Company; (ii) the Company’s Chief Compliance Officer or the Board, including a majority of the directors on the Board who are not “interested persons” as defined under the 1940 Act, shall have concurred with such determination; and (iii) all relevant policies and procedures of the Company and its compliance program shall have been satisfied, together with any other approvals or requirements under the 1940 Act, as may be determined by the Company’s Chief Compliance Officer. With respect to all other Opportunities other than Company Opportunities, Geraci shall have no obligation to offer such Opportunity to the Company and shall use his own judgment in determining whether to allocate such Opportunity to the Company or to Other Parties, and Geraci shall have no liability to the Company with respect to any such allocation. Notwithstanding the foregoing, Geraci may pursue a Company Opportunity on behalf of both the Company and the Other Parties, subject to compliance with applicable law, regulation and any applicable order granted by the U.S. Securities and Exchange Commission.

8.           General Provisions.

(a)          Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three days after the date of mailing, to the address set forth on the signature page to this Agreement.

(b)          This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(c)          Geraci represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Geraci’s ability to perform his obligations under this Agreement, including but not limited to non-competition agreements, non-solicitation agreements or confidentiality agreements.

(d)          This Agreement may be amended, superseded, canceled, renewed or extended, and no provision of this Agreement may be waived, except by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)          This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota applicable to agreements made and not to be performed entirely within such state, without regard to conflicts-of-laws principles. The parties irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Minnesota, in any action or proceeding brought with respect to or in connection with the Agreement.

(f)          The parties acknowledge and agree that Geraci’s breach or threatened breach of any of the restrictions set forth in this Sections 5, 6 or 7 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Geraci hereby consents to the grant of an injunction (temporary or otherwise) against Geraci or the entry of any other court order against Geraci prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 5, 6 or 7. Geraci also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches.

(g)          This Agreement, and the rights and obligations hereunder, may not be assigned or delegated by either party without the prior written consent of the other party.

(h)          This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(i)           If any provision of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, unenforceable or against public policy for any reason, then the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. Geraci acknowledges that the restrictive covenants contained in Sections 5, 6 and 7 are a condition of this Agreement and are reasonable and valid in all respects.

(j)           The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

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In Witness Whereof, the parties hereto, intending to be legally bound hereby, have executed this Employment Agreement to be effective as of the Effective Date.

COMPANY:		GERACI:

MILL CITY VENTURES III, LTD.

By:	/s/ Howard Liszt	/s/ Joseph A. Geraci, II
Name:	Howard Liszt	Joseph A. Geraci, II
Title:	Director

Date: January 28, 2019		Date: January 28, 2019

Address for notice:		Address for notice:

328 Barry Avenue, Suite 210
Wayzata, Minnesota 55391
Attention: Chief Executive Officer and Chief Compliance Officer

Signature Page –

Employment Agreement with Joseph A. Geraci, II